CONSENT AND ACKNOWLEDGMENT

The undersigned is a proposed director of Seacastle Inc., a Marshall Islands corporation (the “Company”). As such, the undersigned understands that he must be included in the Company’s prospectus as a proposed director. Accordingly, the undersigned hereby consents to the inclusion of the undersigned’s name as a proposed director, along with a description of the undersigned’s business experience, in the Company’s Registration Statement on Form S-1 (File No. 333-146016), including any amendments thereto, filed with the Securities and Exchange Commission.

November 15, 2007

/s/ Timothy J. Rhein
Name: Timothy J. Rhein